Exhibit 99.1

XenoPort Reports First Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--May 6, 2010--XenoPort, Inc. (Nasdaq:XNPT) announced today its financial results for the first quarter ended March 31, 2010. Revenues for the quarter were $0.1 million, compared to $26.3 million for the same period in 2009. Net loss for the first quarter was $28.2 million, compared to a net loss of $2.7 million for the same period in 2009. At March 31, 2010, XenoPort had cash and cash equivalents and short-term investments of $123.3 million.

XenoPort Business Updates

The following key events occurred since the beginning of the first quarter of 2010:

  The U.S. Food and Drug Administration (FDA) issued a Complete Response letter regarding the New Drug Application (NDA) for Horizant™ (gabapentin enacarbil) Extended-Release Tablets, an investigational, non-dopaminergic treatment for moderate-to-severe primary Restless Legs Syndrome (RLS). The FDA indicated that a preclinical finding of pancreatic acinar cell tumors in rats was of sufficient concern to preclude approval of the Horizant NDA for RLS in its current form.
  XenoPort restructured the company, reducing its workforce by approximately 50%, to focus resources on securing the approval of Horizant and advancing its clinical-stage product candidates.
  New data was presented from clinical trials of XenoPort’s product candidates arbaclofen placarbil (AP) and XP13512 (gabapentin enacarbil) at the 62nd Annual American Academy of Neurology meeting in Toronto, Ontario.
  The European Patent Office (EPO) Opposition Division upheld the validity of the XP13512 composition-of-matter patent in Europe (European Patent No. 1 404 324). This favorable decision means that XenoPort retains composition-of-matter protection on multiple forms of XP13512 molecules and its patent continues to be valid until June 2022 in Austria, Belgium, Switzerland and Liechtenstein, Cyprus, Germany, Denmark, Spain, Finland, France, UK, Greece, Ireland, Italy, Luxembourg, Monaco, The Netherlands, Portugal, Sweden and Turkey.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We have reshaped our business to focus our efforts on Horizant and on advancing our clinical-stage product candidates. We believe we have made good progress in identifying additional information that may be useful in the FDA’s further consideration of the Horizant NDA. We remain committed to addressing the unmet medical needs of RLS sufferers.”

Dr. Barrett added, “The tough decisions that we made this quarter are expected to reduce our cash usage. We now believe that our current cash will fund operations into the first quarter of 2012.”

XenoPort First Quarter 2010 Financial Results

Net revenue from unconsolidated joint operating activities for the first quarter of 2010 was $(0.3) million, compared to $22.9 million for the same period in 2009. The decrease in net revenue from unconsolidated joint operating activities for the first quarter of 2010 compared to the same quarter in the prior year was primarily due to the receipt and recognition of a significant portion of the $20.0 million milestone payment from GSK related to the FDA’s acceptance for review of the Horizant NDA in the three months ended March 31, 2009 and, to a lesser extent, the recognition of XenoPort’s share of pre-launch operating losses of Horizant.

Collaboration revenue was $0.4 million for the first quarter of 2010, compared to $3.4 million for the same period in 2009. The decrease in collaboration revenue for the first quarter of 2010 compared to the same period in 2009 was the result of a decrease in revenue recognized from a milestone payment under our agreement with Astellas Pharma Inc.

Research and development expenses for the first quarter of 2010 were $15.1 million, compared to $21.8 million for the same period in 2009. The decrease in expenses for the quarter was primarily due to decreased development activities for Horizant/XP13512, AP, XP21279 and preclinical programs, as well as decreased personnel costs due to reduced headcount and lower non-cash stock-based compensation.

Selling, general and administrative expenses remained relatively constant at $8.1 million for the first quarter of 2010, compared to $7.7 million for the same period in 2009.

In the first quarter of 2010, XenoPort recorded a $5.3 million charge resulting from the implementation of a restructuring plan that was precipitated by the Complete Response letter from the FDA. Of the $5.3 million charge, approximately $4.0 million represents cash expenditures, of which $1.0 million was paid in the first quarter of 2010. XenoPort is currently completing its facilities assessment and may incur additional facility-related charges pending the completion of this assessment.

Net loss for the first quarter of 2010 was $28.2 million, compared to a net loss of $2.7 million for the same period in 2009. Basic and diluted net loss per share was $0.93 for the first quarter of 2010, compared to $0.10 for the same period in 2009.

Financial Guidance

XenoPort announced that it expects the net use of cash for 2010 to be in the range of $72 million to $82 million (net use of cash is the difference between the balances of cash and cash equivalents plus short-term investments at 12/31/10 and 12/31/09).

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers or 1-706-645-9291 for international callers. The reference number to enter the call and the replay of the call is 69903447.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is developing its lead product candidate in collaboration with Astellas and GSK. XenoPort’s product candidates are being studied for the potential treatment of RLS, neuropathic pain, migraine headaches, gastroesophageal reflux disease, spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and its partners’ future clinical development and commercialization of XP13512 and the timing thereof; the therapeutic and commercial potential of XenoPort’s product candidates; the suitability of XP13512 as a treatment for RLS; XenoPort’s and its partners’ future clinical trials; FDA discussions, the regulatory process and the timing of regulatory submissions; anticipated expense savings from restructuring activities; expected patent coverage terms; and sufficiency of XenoPort’s existing cash, expected net cash usage and other financial guidance. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “expects,” “may,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the uncertain results and timing of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s NDA review process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 26, 2010. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered trademark of XenoPort, Inc.

Horizant is a trademark of GSK.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2010	2009

Current assets:
Cash and cash equivalents	$12,315	$36,255
Short-term investments	110,936	107,413
Prepaids and other current assets	3,300	3,719
Total current assets	126,551	147,387
Property and equipment, net	9,827	10,726
Restricted investments and other assets	2,406	2,099
Total assets	$138,784	$160,212
Liabilities:
Current liabilities	16,271	15,638
Noncurrent liabilities	18,354	17,298
Total liabilities	34,625	32,936
Stockholders’ equity:
Common stock	30	30
Additional paid-in capital and other	437,291	432,183
Accumulated deficit	(333,162)	(304,937)
Total stockholders’ equity	104,159	127,276
Total liabilities and stockholders’ equity	$138,784	$160,212

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)
	Three Months March 31,

	2010	2009
Revenues:
Net revenue from unconsolidated joint operating activities	$(286)	$22,898
Collaboration revenue	379	3,379
Total revenues	93	26,277
Operating expenses:
Research and development*	15,079	21,767
Selling, general and administrative*	8,063	7,707
Restructuring charges*	5,275	--
Total operating expenses	28,417	29,474
Loss from operations	(28,324)	(3,197)
Interest income	99	503
Interest and other expense	--	(4)
Net loss	$(28,225)	$(2,698)
Basic and diluted net loss per share	$(0.93)	$(0.10)
Shares used to compute basic and diluted net loss per share	30,437	27,290

Includes employee non-cash stock-based compensation as follows:

Research and development	$2,319	$2,645
Selling, general and administrative	2,318	2,036
Restructuring charges	853	--
	$5,490	$4,681

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com